WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                           320 Park Avenue, Suite 2500
                            New York, N.Y. 10022-6815

                                 March 30, 2000


Politic  Acquisition  Corp.
c/o  Welsh,  Carson,  Anderson  &  Stowe
320  Park  Avenue
Suite  2500
New  York,  New  York  10022-6815

Policy  Management  Systems  Corporation
One  PMSC  Center
Blythewood,  SC  29016

Ladies  and  Gentlemen:

          Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), between Politic Acquisition Corp. ("Politic") and Policy Management Systems Corporation (the "Company"). Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Agreement.

          We agree with Acquisition and the Company that, if at any time between the date hereof and the Effective Time, Acquisition shall have any obligations or liabilities, whether under the Agreement or otherwise, that cannot be satisfied out of the assets of Acquisition, the undersigned shall make an equity investment in Acquisition in an amount equal to such obligations or liabilities, up to $429.4 million in the aggregate. Any such investment shall reduce by an equal amount any investment commitment the undersigned may have to Acquisition. The undersigned's obligation hereunder may be satisfied by an investment by any other affiliate of Welsh, Carson, Anderson & Stowe or a third party.

          We also agree that we shall use our commercially reasonable efforts to consummate the Financing substantially on the terms of the Commitment Letters.

          Notwithstanding anything that may be expressed or implied in the foregoing provisions of this letter agreement, Acquisition and the Company, by their acceptance of the benefits hereof, covenant, agree and acknowledge that no person or entity other than Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII"), shall have any obligation hereunder and that, notwithstanding that WCAS

VIII is a partnership, no recourse hereunder shall be had against any current or future officer, director, agent or employee of WCAS VIII, against any current or future general or limited partner of WCAS VIII or against any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law. Without limiting the generality of the foregoing, it is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise incurred by any current or future officer, agent or employee of WCAS VIII, any current or future general or limited partner of WCAS VIII or any current or future director, officer, employee, general or limited partner, member affiliate or assignee of any of the foregoing, as such for any obligations of WCAS VIII under this letter agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

                              Very  truly  yours,

                              WELSH,  CARSON,  ANDERSON  &
                                STOWE  VIII,  L.P.

                              By  WCAS  VIII  Associates  LLC
                                    General  Partner


                              By  /s/  Thomas  E.  McInerney
                                ----------------------------
                                Managing  Member

Accepted  and  Agreed  to  By:

     POLITIC  ACQUISITION  CORP.

     By  /s/  Thomas  E.  McInerney
       ----------------------------
           Title:  President



     POLICY  MANAGEMENT  SYSTEMS  CORPORATION

     By
       -------------------------
       Title: